As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263627

PROSPECTUS SUPPLEMENT NO. 4
To Prospectus Dated May 5, 2022

This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of BRC Inc. (the “Company”), dated May 5, 2022 (as previously supplemented, the “Prospectus”), which forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-263627). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 4. Except to the extent that the information in this Supplement No. 4 modifies or supersedes the information contained in the Prospectus, this Supplement No. 4 should be read, and will be delivered, with the Prospectus. This Supplement No. 4 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 4 is to amend the information set forth in the table under the heading “Selling Holders” in the Prospectus as follows, following the occurrence of certain distributions:
•Deletion of the line item:

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holders	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)%		Warrants(2)%
Daniel Kaepernik(56)	266,756	—	266,756	—	—	—	—	—
SilverBox Engaged Sponsor LLC(58)	12,320,160	6,266,667	12,320,160	6,266,667	—	—	—	—
Funds and account managed by Engaged Capital, LLC(62)	11,125,000	—	11,125,000	—	—	—	—	—
Gadbois Family Trust(70)	150,000	—	150,000	—	—	—	—	—
Andrew Jung(72)	60,000	—	60,000	—	—	—	—	—
Blake Zacharias(75)	100,000	—	100,000	—	—	—	—	—
Carl G. Paulsen III(79)	80,000	—	80,000	—	—	—	—	—
Chautauqua IIA, LLC(81)	150,000	—	150,000	—	—	—	—	—
Chautauqua IIB, LLC(82)	150,000	—	150,000	—	—	—	—	—
Christopher Bayer Hetrick(83)	120,000	—	120,000	—	—	—	—	—
David E. Demarest and Debora I. Demarest Revocable Trust(87)	25,000	—	25,000	—	—	—	—	—
Drew Freides Personal Trust(89)	100,000	—	100,000	—	—	—	—	—

Emily Marroquin(90)	5,000	—	5,000	—	—	—	—	—
Joseph Reece(98)	100,000	—	100,000	—	—	—	—	—
Kenneth Kempf(100)	120,000	—	120,000	—	—	—	—	—
Matthew Buchsbaum(105)	130,000	—	130,000	—	—	—	—	—
Michael Lorenzo(110)	35,000	—	35,000	—	—	—	—	—
Patrick Keller Roy(116)	20,000	—	20,000	—	—	—	—	—
Richard Dean Hollis(120)	100,000	—	100,000	—	—	—	—	—
Richard T. Gray(121)	40,000	—	40,000	—	—	—	—	—
Stephen & Heather Kadenacy Family Trust(128)	105,000	—	105,000	—	—	—	—	—
Welling Family Trust(139)	100,000	—	100,000	—	—	—	—	—
•and addition of the following line item:

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holders	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)%		Warrants(2)%
Daniel P Kaepernik Trust DTD March 10, 2022(56)	266,756	—	266,756	—	—	—	—	—
Funds and account managed by Engaged Capital, LLC(62)	13,251,450	—	13,251,450	—	—	—	—	—
Gadbois Family Trust(70)	185,531	—	185,531	—	—	—	—	—
Andrew Jung(72)	70,081	—	70,081	—	—	—	—	—
Blake Zacharias(75)	122,779	—	122,779	—	—	—	—	—
Carl G. Paulsen III(79)	99,525	—	99,525	—	—	—	—	—
Chautauqua IIA, LLC(81)	251,349	—	251,349	—	—	—	—	—
Chautauqua IIB, LLC(82)	251,349	—	251,349	—	—	—	—	—
Christopher Bayer Hetrick(83)	220,184	—	220,184	—	—	—	—	—

David E. Demarest and Debora I. Demarest Revocable Trust(87)	44,525	—	44,525	—	—	—	—	—
Drew Freides Personal Trust(89)	171,062	—	171,062	—	—	—	—	—
Emily Marroquin(90)	6,627	—	6,627	—	—	—	—	—
Joseph Reece(98)	862,316	—	862,316	—	—	—	—	—
Kenneth Kempf(100)	178,643	—	178,643	—	—	—	—	—
Matthew Buchsbaum(105)	201,062	—	201,062	—	—	—	—	—
Michael Lorenzo(110)	52,766	—	52,766	—	—	—	—	—
Patrick Keller Roy(116)	30,000	—	30,000	—	—	—	—	—
Richard Dean Hollis(120)	218,057	—	218,057	—	—	—	—	—
Richard T. Gray(121)	93,596	—	93,596	—	—	—	—	—
Stephen & Heather Kadenacy Family Trust(128)	201,116	—	201,116	—	—	—	—	—
Welling Family Trust(139)	506,092	—	506,092	—	—	—	—	—
Chautauqua Management, LLC(144)	300,590	—	300,590	—	—	—	—	—
Duncan Murdoch(145)	236,928	—	236,928	—	—	—	—	—
The Esters Family Trust(146)	236,928	—	236,928	—	—	—	—	—
Jinhuck Chun(147)	200,828	—	200,828	—	—	—	—	—
Sunit Patel(148)	118,057	—	118,057	—	—	—	—	—
Glenn Marino(149)	118,057	—	118,057	—	—	—	—	—
Tom Werner(150)	118,057	—	118,057	—	—	—	—	—
Joseph K. Hurd III(151)	25,000	—	25,000	—	—	—	—	—
Peter Richards(152)	60,531	—	60,531	—	—	—	—	—
Natalie Schechtman(153)	25,000	—	25,000	—	—	—	—	—
Laura Sachar(154)	44,271	—	44,271	—	—	—	—	—
Silver Rock Financial LP(155)	1,669,072	—	1,669,072	—	—	—	—	—
Stephen Kadenacy(156)	666,200	—	666,200	—	—	—	—	—
Carson Levit(157)	88,827	—	88,827	—	—	—	—	—
Warren de Haan(158)	71,062	—	71,062	—	—	—	—	—

The Rajneesh & Mary Vig Family Living Trust(159)	53,296	—	53,296	—	—	—	—	—
Heedfirst Ventures LLC(160)	35,531	—	35,531	—	—	—	—	—
Slalom 2020 LLC(161)	23,687	—	23,687	—	—	—	—	—
Jonathan Lewis(162)	11,844	—	11,844	—	—	—	—	—
Michael Kadenacy(163)	8,883	—	8,883	—	—	—	—	—

(56)     Consists of 266,756 shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock. Daniel Kaepernik may be deemed to be the beneficial owner of the shares reported. Mr. Kaepernik is an employee of the Company.

(62)     Consists of (i) 12,451,018 shares of Class A Common Stock directly held by Engaged Capital Flagship Master Fund, LP (“Engaged Capital Flagship Master”), and (ii) 800,432 shares of Class A Common Stock held by Arango Trading and Finance Corp (“Engaged Capital Account”), in each case purchased in connection with the PIPE Investment, the Backstop Investment and the Forward Purchase Investment, as applicable, at $10.00 per share. As the general partner and investment adviser of Engaged Capital Flagship Master, Engaged Capital, LLC (“Engaged Capital”) may be deemed to beneficially own the securities held directly by Engaged Capital Flagship Master. Engaged Capital, as the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the securities held directly by the Engaged Capital Account. Engaged Capital Holdings, LLC (“Engaged Holdings”), as the managing member of Engaged Capital, may be deemed to beneficially own the securities held directly by Engaged Capital Flagship Master and the Engaged Capital Account. Mr. Glenn Welling, by virtue of his position as the founder and Chief Investment Officer of Engaged Capital, and as the sole member of Engaged Holdings, may be deemed to beneficially own the securities held directly by Engaged Capital Flagship Master and the Engaged Capital Account. Mr. Welling is a director of the Company. The principal business address of the foregoing entities is c/o Engaged Capital, LLC, 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660.

(70)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Richard Gadbois III may be deemed to be the beneficial owner of the shares reported by this trust. Mr. Gadbois III disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest Mr. Gadbois III may have therein, directly or indirectly.

(72)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(75)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(79)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(81)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. David F. Palmer is a manager of the company and, as such, may be deemed to be the beneficial owner of the shares reported by this company. David F. Palmer disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(82)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Anne Palmer is a manager of the company and, as such, may be deemed to be the beneficial owner of the shares reported by this company. Anne Palmer disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(83)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(87)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. David E. Demarest and Debora I. Demarest are trustees of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. They disclaim any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(89)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Drew Freides is a trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Drew Freides disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(90)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(98)    Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(100)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(105)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(110)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(116)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(120)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(121)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(128)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Stephen M. Kadenacy is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Stephen M. Kadenacy disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(139)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Glenn Welling is the trustee of the trust and, as such, may be deemed to be the beneficial owner of the shares reported by this trust. Glenn Welling disclaims any beneficial ownership of the shares reported by such entity other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Glenn Welling may also be deemed to be beneficially owning shares held by funds and accounts managed by Engaged Capital (see footnote 62 above).

(144)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. David Palmer may be deemed to be the beneficial owner of the shares reported herein.

(145)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(146)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Daniel Esters may be deemed to be the beneficial owner of the shares reported herein.

(147)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(148)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(149)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(150)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(151)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(152)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(153)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(154)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(155)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Silver Rock Financial LP is controlled by Silver Rock Financial GP LLC, its general partner. Silver Rock Financial GP LLC is indirectly controlled by Carl Meyer. The mailing address for Silver Rock Financial LP is 12100 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.

(156)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(157)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(158)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(159)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Rajneesh Vig may be deemed to be the beneficial owner of the shares reported herein.

(160)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Brad Costello may be deemed to be the beneficial owner of the shares reported herein.

(161)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share. Jonathan Lewis may be deemed to be the beneficial owner of the shares reported herein.

(162)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

(163)     Consists of shares of Class A Common Stock outstanding purchased in connection with the PIPE Investment and Backstop Investment at $10.00 per share.

Investing in our securities involves risks that are described in the section titled “Risk Factors” beginning on page 12 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2022.